Exhibit 2(a)(2)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
COLLER PRIVATE MARKET SECONDARIES FUND

This Certificate of Amendment of Coller Private Market Secondaries Fund (the “Trust”), is being duly executed and filed by the undersigned trustee to amend the certificate of trust of a statutory trust formed under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.         Name. The name of the statutory trust amended hereby is Collar Private Market Secondaries Fund.

2.         Amendment of Trust. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to Coller Secondaries Private Equity Fund.

3.        Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

By: /s/ Richard Jason Alexander Elmhirst
Richard Jason Alexander Elmhirst, not in his individual capacity but solely as trustee